NOTICE OF (I) COMMENCEMENT
OF CHAPTER 11 CASES; AND
(II) APPLICABILITY OF THE AUTOMATIC STAY

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IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF GEORGIA
AUGUSTA DIVISION

In re: MORRIS PUBLISHING GROUP, LLC, et al., Debtors.	Chapter 11 Case No. 10-10134 (JSD) Joint Administration Requested

NOTICE OF (I) COMMENCEMENT OF CHAPTER 11
CASES; AND (II) APPLICABILITY OF THE AUTOMATIC STAY

TO ALL INTERESTED PARTIES:

COMMENCEMENT OF CASES:  On January 19, 2010 (the “Petition Date”), Morris Publishing Group, LLC (“Morris Publishing”) and its affiliated debtors and debtors in possession (collectively, the “Debtors”) each filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of Georgia (the “Court”).  The Debtors’ chapter 11 cases are being jointly administered under Case No. 10-10134 (JSD).  Each Debtor, its address, case number and federal tax identification number are listed below.

AUTOMATIC STAY:  A creditor is anyone to whom the Debtors owe money or property or who has a claim against property of the Debtors’ estates.  Under the Bankruptcy Code, the Debtors are granted certain protection against creditors.  UNDER SECTION 362(a) OF THE BANKRUPTCY CODE, ENTITLED “AUTOMATIC STAY,” THE FILING OF A BANKRUPTCY PETITION OPERATES AS A STAY THAT PROTECTS THE DEBTORS AND PROPERTY OF THE DEBTORS’ ESTATES.  COMMON EXAMPLES OF PROHIBITED ACTIONS BY CREDITORS ARE (I) CONTACTING THE DEBTORS TO DEMAND REPAYMENT, (II) TAKING ACTION AGAINST THE DEBTORS TO COLLECT MONEY OWED TO CREDITORS OR TO

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TAKE PROPERTY OF THE DEBTORS, AND(III) STARTING OR CONTINUING COLLECTION ACTIONS, FORECLOSURE ACTIONS OR REPOSSESSIONS.  IF A CREDITOR VIOLATES THE AUTOMATIC STAY, THE COURT MAY HOLD THE CREDITOR IN CONTEMPT OF COURT AND MIGHT ASSESS COSTS, DAMAGES, AND OTHER EXPENSES.  A creditor considering taking action against the Debtors or property of the Debtors’ estates should review section 362 of the Bankruptcy Code carefully and may wish to seek legal advice.

PURPOSE OF CHAPTER 11 FILING:  Chapter 11 of the Bankruptcy Code enables a debtor to reorganize pursuant to a plan.  On the Petition Date, the Debtors filed a proposed plan (the “Plan”) that provides for, among other things, payment in full of all claims other then certain claims related in their 7% Senior Subordinated Notes due 2013.  A plan is not effective unless confirmed by the Court after a confirmation hearing.  Contemporaneously with this notice, the Debtors provided notice of a hearing on, among other things, confirmation of the Plan (the “Plan Confirmation Hearing Notice”).  You should review the Plan Confirmation Hearing Notice carefully, as your rights may be affected.  The Debtors will remain in possession of their properties and will continue to operate their businesses unless the Bankruptcy Court orders otherwise.

INFORMATIONAL WEBSITE:  Throughout these cases, the Debtors’ Notice and Tabulation Agent will maintain a website of these chapter 11 cases at www.kccllc.net/morrispublishing.  This privately maintained case information website will contain certain limited information and documents relating to these chapter 11 cases.

EMAIL NOTICE PROCEDURES AND ADDITIONAL INFORMATION:  The Court has entered an Administrative Order Permitting Debtors to Effectuate Service by Electronic Mail (the “Email Notice Procedures Order”). The Email Notice Procedures Order describes the notice and service procedures that apply

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in these chapter 11 cases.  All parties who desire to participate in these chapter 11 cases must follow the procedures set forth in the Email Notice Procedures Order, which may be obtained by visiting the Debtors’ case information website at www.kccllc.net/morrispublishing.  Parties also may obtain a copy of the Email Notice Procedures Order and all other documents filed electronically in this case, including orders entered by the Court, by: (i) accessing the Court’s website, www.gasd.uscourts.gov/usbc/usbc.htm, and its official docket through an account obtained from Pacer Service Center at 1-800-676-6856 or 210-301-6440 or http://pacer.psc.uscourts.gov; (ii) contacting the Clerk of the Court by telephone at 706-823-6000 or by mail at United States Bankruptcy Court for the Southern District of Georgia, Federal Justice Center, 600 James Brown Boulevard, P.O. Box 1487, Augusta, Georgia  30903; or (iii) contacting the Debtors’ noticing agent, Kurtzman Carson Consultants, by telephone at 310-823-9000 or by mail at Kurtzman Carson Consultants, Attn: Morris Publishing, 2335 Alaska Avenue, Los Angeles, CA  90245.

DEBTORS:

Debtor	Address	Case No.	EID No.
Morris Publishing Group, LLC	725 Broad Street Augusta, GA 30901	10-10134	xx-xxx9462
Athens Newspapers, LLC	One Press Place Athens, GA 30603	10-10135	xx-xxx3084
Broadcaster Press, Inc.	725 Broad Street Augusta, GA 30901	10-10136	xx-xxx3275
Florida Publishing Co.	725 Broad Street Augusta, GA 30901	10-10137	xx-xxx8216
Homer News, LLC	3482 Landings Street Homer, AK 99603	10-10138	xx-xxx8613
Log Cabin Democrat, LLC	1058 Front Street Conway, AR 72033	10-10139	xx-xxx5012
Morris Publishing Finance Company	725 Broad Street Augusta, GA 30901	10-10140	xx-xxx3044
MPG Allegan Property, LLC	725 Broad Street Augusta, GA 30901	10-10141	xx-xxx5060
MPG Holland Property, LLC	725 Broad Street Augusta, GA 30901	10-10142	xx-xxx5060
Southeastern Newspapers Company, LLC	725 Broad Street Augusta, GA 30901	10-10143	xx-xxx5156
Southwestern Newspapers Company, LP	725 Broad Street Augusta, GA 30901	10-10144	xx-xxx1328
The Oak Ridger, LLC	725 Broad Street Augusta, GA 30901	10-10146	xx-xxx5060
Stauffer Communications, Inc.	725 Broad Street Augusta, GA 30901	10-10145	xx-xxx0047
The Sun Times, LLC	104 S. Railroad Street Ridgeland, SC 29936	10-10147	xx-xxx2529
Yankton Printing Company	725 Broad Street Augusta, GA 30901	10-10148	xx-xxx8120

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Dated: Augusta, Georgia January 19, 2010
NEAL, GERBER & EISENBERG LLP

Mark A. Berkoff (Admitted Pro Hac Vice)
Nicholas M. Miller (Admitted Pro Hac Vice)
Deborah M. Gutfeld (Admitted Pro Hac Vice)

Two North LaSalle Street, Suite 1700
Chicago, IL 60602-3801
Telephone: (312) 269-8000
Facsimile: (312) 269-1747

-and-

James T. Wilson, Jr. (Ga. Bar No. 768600)

945 Broad Street, Suite 420
Augusta, GA 30901-1289
Telephone: (706) 722-4933
Facsimile: (706) 722-0472

ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION

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